EXHIBIT 10.31A

Amendment No. 1

to

Baxter International Inc.

Non-Employee Director Compensation Plan

Effective as of May 4, 2004, the Baxter International Inc. Non-Employee Director Compensation Plan is amended to add the following subsection 4.13 to read in its entirety as follows:

4.13	The Board or the Committee may, in its sole discretion and without receiving permission from any Participant, substitute stock appreciation rights (“SARs”) for any or all outstanding Stock Options granted on or after May 4, 2004. Upon the grant of substitute SARs, the related Stock Options replaced by the substitute SARs shall be cancelled. The grant price of the substitute SAR shall be equal to the Option Price of the related Stock Option, the term of the substitute SAR shall not exceed the term of the related Stock Option, and the terms and conditions applicable to the substitute SAR shall otherwise be substantially the same as those applicable to the related Stock Option replaced by the substitute SAR.